CONTACT:

Steve Handy, Senior Vice President and Chief Financial Officer
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

SM&A REPORTS FIRST QUARTER 2006 REVENUES OF $17.7 MILLION, NET INCOME OF $1.2 MILLION AND EPS OF
$0.06

NEWPORT BEACH, CA, APRIL 26, 2006—SM&A, Inc. (Nasdaq: WINS), the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services, today reported solid progress for the first quarter ended March 31, 2006.

Revenue for the quarter was $17.7 million and was approximately 7% higher than the Company’s forecast in mid-February of $16.5 million. Earnings per fully diluted share were $0.06 and included $0.016 per share of stock-based compensation expense. For the quarter ended March 31, 2005, SM&A reported revenue of $20.2 million and earnings per fully diluted share of $0.12, which included no stock-based compensation expense. Results for the first quarter of 2006 included $101,000 in contract win incentive payments as compared to $337,000 during the first quarter of 2005.

“Our better-than-expected revenue for the first quarter resulted from the solid performance of our Competition Management business,” said Cathy McCarthy, President and Chief Operating Officer. “First quarter Competition Management revenues were just under our record 2005 first quarter of $12.0 million and demonstrates our clients’ continued demand for the high value services we provide. We have recently completed a performance review for one of our strategic clients which determined when they utilized SM&A’s full service capabilities in competing for proposals, their win rate more than doubled than when our full service capabilities weren’t used.

“We feel confident that our Performance Assurance business will begin to show gains over the remainder of the year as we begin to produce revenues from the solutions we developed in 2005 and early this year. I am pleased with the continued diversification of our revenue base both in terms of clients and markets and believe this diversification strategy will increase enterprise value over the long-term,” Ms. McCarthy added.

“Revenues from Aerospace & Defense clients grew 14% from the fourth quarter, although they were down 26% as compared to the first quarter of 2005,” added Steve Handy, Chief Financial Officer. “Revenues from Non-Aerospace & Defense customers decreased 5% from the fourth quarter and increased 39% as compared to the first quarter of 2005. Competition Management revenues were down 4% as compared to the first quarter of 2005, while Performance Assurance revenues were down 25% from the year ago period. However, on a sequential basis, Competition Management revenues were up 12% while Performance Assurance revenues were flat,” he said.

During the first quarter, the top five Competition Management customers represented 68% of this service line’s revenues as compared with 74% during the first quarter of 2005. In addition, sales per account executive increased more than 7% from the fourth quarter of 2005. The seven new customers during the quarter generated 1.5% of total revenue for the period. Four of the new customers were participants in the Aerospace & Defense industry while three participated in non-Aerospace & Defense industries.

Gross margin during the quarter was 40.3% as compared to 43.1% for the first quarter of 2005 and 38.7% for the fourth quarter of 2005. During the first quarter, the Company repurchased 205,800 shares at a cost of $1,372,704. The Company currently has approximately $13.9 million remaining in share repurchase authorization. In addition, as of March 31, 2006, the Company had a cash and investments position of approximately $24.2 million.

Ms. McCarthy added, “With successful implementation of our short-term plan, we currently believe that our second quarter revenue will be approximately $18.0 million and we continue to expect to generate revenues for the full year that match or slightly exceed last year’s revenues of $76.7 million,” Ms. McCarthy concluded.

Conference Call and Webcast
SM&A will host a conference call at 1:30 p.m. Pacific Time on Wednesday, April 26, 2006 to discuss the Company’s results for the first quarter of 2006. To participate, callers should dial (866) 249-6463 or (303) 205-0055 approximately 10 minutes before the scheduled start of the call. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the webcast link.

Replay
A replay of the conference call will be available at or by dialing (800) 405-2236 or (303) 590-3000, reference access code 11058753#. The call replay will be available for seven days.

Safe Harbor Statement

The statements in this news release that refer to expectations for fiscal year 2006 are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Performance Assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2005. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

About SM&A

SM&A is the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management support services that enhance clients’ ability to perform profitably on the programs they’ve won. Since 1982, SM&A has managed in excess of 1,000 proposals worth more than $340 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and engineering sectors. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.smawins.com.

SM&A
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2006	December 31, 2005
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$19,230	$19,103
Investments	4,950	4,950
Accounts receivable, net	11,811	10,435
Prepaid expenses and other current assets.	631	380
Prepaid income taxes	—	924
Deferred income taxes	342	319
Total current assets	36,964	36,111
Fixed assets, net	2,922	2,571
Other assets	68	60

	$39,954	$38,742

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$420	$762
Accrued compensation and related benefits.	3,518	2,129
Income taxes payable	26	—
Net liabilities of discontinued operations	299	396
Total current liabilities	4,263	3,287
Deferred income taxes	—	56
Other liabilities	546	539

Total liabilities	4,809	3,882
Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—
Common stock, no par value	43,629	44,523
Accumulated deficit	(8,484)	(9,663)

Total shareholders’ equity	35,145	34,860

	$39,954	$38,742

SM&A
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
	(unaudited)	(unaudited)
Revenue	$17,715	$20,245
Cost of revenue	10,574	11,523

Gross margin	7,141	8,722
Selling, general and administrative expenses	5,328	4,922

Operating income	1,813	3,800
Interest income, net	192	85
Income before income taxes	2,005	3,885
Income tax expense	826	1,289

Net income	$1,179	$2,596

Net income per share:
Basic	$0.06	$0.13
Diluted	$0.06	$0.12
Shares used in calculating net income per share:
Basic	19,819	20,263
Diluted	20,043	21,085